Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2019 THIRD

QUARTER AND NINE-MONTH RESULTS

OBX Nodal Recording Equipment Rentals Drive

Third Quarter and Nine-Month Results

Houston, Texas – August 8, 2019 – Geospace Technologies (NASDAQ: GEOS) today announced that it narrowed its net loss to $3.7 million, or $0.27 per diluted share, on revenue of $22.9 million for its third quarter ended June 30, 2019. This compares with a net loss of $4.8 million, or $0.36 per diluted share, on revenue of $21.3 million for the third quarter of the prior year.

For the nine months ended June 30, 2019, the company recorded revenue of $66.9 million compared to revenue of $55.2 million during the prior year period. The company reported a net loss of $8.8 million, or $0.66 per diluted share compared to a net loss of $19.0 million, or $1.43 per diluted share for the prior year period.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “In our third fiscal quarter, we experienced continued growth in customer demand for the rental of our OBX ocean-bottom nodal seismic recording systems. As a result, the three-month and nine-month periods ended June 30, 2019 experienced increases in revenue of 7% and 21%, respectively, compared to the same periods last year. Furthermore, revenue reached its highest level for a third quarter period since fiscal year 2014, and nine-month revenue reflects a three-year consecutive run of sequential increases.”

Wheeler continued, “Although demand for both our traditional and wireless land products has yet to improve within the oil and gas markets segment, we are nonetheless very pleased to announce the receipt of an order for 5,000 stations of our recently introduced wireless GCL-1 land recorder, which we expect to deliver to a European contractor in our fourth quarter. Our compact GCL recorder functions entirely without wires or connectors and defines the absolute pinnacle of reliability and ease of operations for land-based seismic surveys.”

Oil and Gas Markets Segment

Combined revenue from the oil and gas markets segment totaled $14.4 million for the three months ended June 30, 2019. For the nine-month period, revenue from this segment was $44.1 million. This revenue reflects respective increases of 17% and 39% over the equivalent three-month and nine-month periods a year ago. In both periods, higher revenues were the direct result of increased rentals of the company’s OBX marine nodal recording systems. At June 30, 2019, the company had approximately 28,000 OBX stations in its rental fleet, most of which were utilized on performing rental contracts with multiple seismic contractors. The company’s rental fleet capital investments for the nine months ended June 30, 2019 were $28.7 million including unfinished units in process. Based upon discussions with both new and existing customers about future long-term rental commitments for additional OBX stations, management is evaluating the necessity of further expanding the OBX rental fleet in fiscal year 2020 to satisfy this anticipated growth in demand.

Revenue from the company’s traditional seismic products in the third fiscal quarter totaled $2.1 million, a decrease of 17% from last year’s third quarter. The reduction was primarily the result of lower product repair revenue. For the nine months ended June 30, 2019, revenue from these products totaled $8.9 million, a decrease of 7% compared to last year’s first nine months. The decrease was largely due to lower sales of specialty sensors and was partially offset by higher demand for traditional marine products and greater support services revenue.

The company’s wireless seismic products produced revenue of $11.9 million and $32.8 million for the three months and nine months ended June 30, 2019, respectively. This revenue reflects respective increases of 50% and 87% over the comparative periods last year. The increases for both periods are the result of substantial increases in rental revenue from the company’s OBX ocean bottom marine nodal systems. The revenue increase for the nine-month period was partially offset by a reduction in revenue from the sale of its land based GSX wireless products.

Revenue from the company’s reservoir seismic products totaled $447,000 in the third quarter, a decrease of 76% from the third quarter a year ago. For the nine-months ended June 30, 2019, revenue from these products totaled $2.4 million, a decrease of 46% from the same period in the previous year. In both periods, the reductions were driven by lower sales of the company’s borehole tools and fewer reservoir related services. Management does not expect significant revenue from these products unless and until the company is engaged for the delivery of a permanent reservoir monitoring (PRM) system. In November of 2018, the company extended its PRM product offerings through the exclusive acquisition of the OptoSeis® fiber optic sensing technology, which management believes enhances its opportunities for potential PRM contracts. Although no such contracts are currently up for award, management believes a tender for a PRM system is likely in the foreseeable future, based upon its ongoing technical discussions with parties expressing an interest in utilizing the company’s technology. If a PRM contract were awarded to the company, management would not expect to earn any revenue from such a contract until fiscal year 2020 or later.

Adjacent Markets Segment

Revenue from the company’s adjacent markets segment totaled $8.2 million for the three months ended June 30, 2019, a reduction of 6% from the same period last year. The reduction was primarily due to lower demand for its graphics imaging equipment and water meter cable and connector products. For the nine-month period ended June 30, 2019, revenue from this segment totaled $22.1 million, a decrease of 4% from the same period of the previous year. The decrease reflects lower demand during the period for the company’s water meter related products, partially offset by increases in its industrial sensor and thermal film sales. Although the company has experienced slight reductions in revenue from its water meter and certain other adjacent markets products in fiscal year 2019, management does not believe that these declines reflect a long-term trend in the demand for these products, and instead believes this segment continues to pose growth opportunities and stable revenue for the company.

Emerging Markets Segment

Revenue from the company’s emerging markets segment totaled $11,000 and $0.1 million respectively for the three- and nine-month periods ended June 30, 2019. This market segment is comprised solely of products and services offered by the company’s Quantum Technology Sciences subsidiary (“Quantum”), which focuses on specialty products incorporating seismic acoustic technology to monitor, protect, and secure physical borders and perimeters in both domestic and international markets. Because Geospace acquired Quantum in July of 2018, there are no available prior year comparisons. Management does not anticipate significant revenue contributions from Quantum in the immediate future but does believe its ongoing efforts in the design, manufacture, and deployment of this progressive technology are creating opportunities for meaningful revenue in the future from its border and perimeter security solutions.

Balance Sheet and Liquidity

As of June 30, 2019, Geospace had $15.6 million in cash, cash equivalents, and short-term investments. The company also preserved a borrowing availability of $23.4 million under its bank credit agreement with no borrowings outstanding. As a result, the company’s total liquidity as of June 30, 2019 was $39 million. Capital expenditures for the nine months ended June 30, 2019 totaled $30.2 million, including the $28.7 million expansion of the company’s rental fleet. The company expects total fiscal year 2019 capital expenditures to be approximately $37 million.

In addition, the company owns unencumbered property and real estate in both domestic and international locations. In June 2019, the company entered into a contract to sell one of its Houston, Texas properties to the occupying tenant at a purchase price of $8.6 million, the closing of which occurred on August 1, 2019. After deducting selling expenses, the company estimates the gain on sale of this asset will be $7 million, and the company will report the results of this real estate transaction in its financial results for the fourth quarter ending September 30, 2019. The sold property had no strategic role in the company’s ongoing operations.

Wheeler concluded, “While demand for both our traditional and wireless land-based products remains muted due to lower requests for seismic services from our onshore clients, demand for our ocean-bottom OBX marine nodes has never been higher. The present-day focus of many E&P companies is to discover new reserves and extensions near their existing offshore infrastructure, and the superior image quality and operational efficiencies afforded by the OBX make this much easier. As such, we believe demand for our OBX nodes will remain high for some time to come, and we will continue to prudently invest in choice opportunities presented to us. Independently, our broadening of PRM products with OptoSeis, and our deepened penetration into border and perimeter security products through Quantum each represent strategic diversifications that create a separate set of opportunities and potential financial rewards. We believe several of these opportunities could manifest in the very near future, and that our strong balance sheet gives us ample means to accomplish their success.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2019 third quarter financial results on August 9, 2019 at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (866) 342-8591 (US) or (203) 518-9713 (International). Please reference the conference ID: GEOSQ319 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment and offshore cables.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, among others, statements that we make regarding our expected operating results, the results and success of our transactions with Quantum and the OptoSeis® technology, the adoption and sale of our products in various geographic regions, potential tenders for PRM systems, future demand for OBX systems, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on the Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® technology transactions to yield positive operating results, decreases in commodity price levels, which could reduce demand for our products, the failure of our products to achieve market acceptance, despite substantial investment by us, our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenue:
Products	$12,153	$13,270	$34,457	$40,454
Rental	10,720	8,000	32,414	14,707

Total revenue	22,873	21,270	66,871	55,161

Cost of revenue:
Products	10,508	12,956	32,967	40,117
Rental	4,775	3,637	12,873	9,336

Total cost of revenue	15,283	16,593	45,840	49,453

Gross profit	7,590	4,677	21,031	5,708
Operating expenses:
Selling, general and administrative	6,050	4,551	17,493	14,465
Research and development	4,246	2,537	11,315	8,125
Bad debt expense	629	2,725	599	3,081

Total operating expenses	10,925	9,813	29,407	25,671

Loss from operations	(3,335)	(5,136)	(8,376)	(19,963)

Other income (expense):
Interest expense	(28)	(94)	(85)	(285)
Interest income	446	257	898	799
Foreign exchange gains (losses), net	(1)	264	185	(85)
Other, net	(54)	(34)	(183)	(88)

Total other income, net	363	393	815	341

Loss before income taxes	(2,972)	(4,743)	(7,561)	(19,622)
Income tax expense (benefit)	700	53	1,257	(617)

Net loss	$(3,672)	$(4,796)	$(8,818)	$(19,005)

Loss per common share:
Basic	$(0.27)	$(0.36)	$(0.66)	$(1.43)

Diluted	$(0.27)	$(0.36)	$(0.66)	$(1.43)

Weighted average common shares outstanding:
Basic	13,405,504	13,266,316	13,381,789	13,244,242

Diluted	13,405,504	13,266,316	13,381,789	13,244,242

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	June 30, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$15,598	$11,934
Short-term investments	—	25,471
Trade accounts receivable, net	14,739	14,323
Financing receivables	3,584	4,258
Inventories	17,003	18,812
Property held for sale	1,329	—
Prepaid expenses and other current assets	1,117	1,856

Total current assets	53,370	76,654
Non-current financing receivables, net	1,708	4,740
Non-current inventories	32,265	31,655
Rental equipment, net	60,155	39,545
Property, plant and equipment, net	32,196	33,624
Goodwill	5,007	4,343
Other intangible assets, net	10,497	8,006
Deferred income tax assets, net	237	246
Prepaid income taxes	72	54
Other assets	212	213

Total assets	$195,719	$199,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,700	$4,106
Accrued expenses and other current liabilities	4,923	6,826
Deferred revenue	3,941	3,752
Income tax payable	36	51

Total current liabilities	13,600	14,735
Contingent earn-out liabilities	12,055	7,713
Deferred income tax liabilities	40	45

Total liabilities	25,695	22,493

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,632,041 and
13,600,541 shares issued and outstanding	136	136
Additional paid-in capital	88,112	86,116
Retained earnings	97,136	105,954
Accumulated other comprehensive loss	(15,360)	(15,619)

Total stockholders’ equity	170,024	176,587

Total liabilities and stockholders’ equity	$195,719	$199,080

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net loss	$(8,818)	$(19,005)
Adjustments to reconcile net loss to net provided by (cash used) in operating activities:
Deferred income tax benefit	(22)	(37)
Rental equipment depreciation	9,703	7,475
Property, plant and equipment depreciation	3,012	3,105
Impairment of long-lived assets	—	488
Amortization of intangible assets	1,228	—
Accretion of discounts on short-term investments	(9)	31
Stock-based compensation expense	1,781	1,833
Bad debt expense	599	3,081
Inventory obsolescence expense	3,013	4,001
Gross profit from sale of used rental equipment	(244)	(4,966)
Gain on disposal of property, plant and equipment	(90)	(25)
Realized loss on short-term investments	66	1
Effects of changes in operating assets and liabilities:
Trade accounts receivable	(82)	(3,932)
Income tax receivable	—	262
Inventories	(4,036)	(5,702)
Prepaid expenses and other current assets	162	(1,186)
Prepaid income taxes	9	41
Accounts payable trade	601	1,437
Accrued expenses and other	(927)	505
Deferred revenue	198	512
Income tax payable	(11)	8

Net cash provided by (used in) operating activities	6,133	(12,073)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,426)	(1,005)
Proceeds from the sale of property, plant and equipment	130	200
Investment in rental equipment	(28,728)	(2,511)
Proceeds from the sale of used rental equipment	3,388	4,333
Purchases of short-term investments	—	(11,162)
Proceeds from the sale of short-term investments	25,606	20,163
Business acquisition	(1,819)	—
Payments for damages related to insurance claim	(650)	(1,970)
Proceeds from insurance claim	1,166	900
Increase in insurance claim receivable	—	849

Net cash used in (provided by) investing activities	(2,333)	9,797

Cash flows from financing activities:
Proceeds from the exercise of stock options	215	19

Net cash provided by financing activities	215	19

Effect of exchange rate changes on cash	(351)	(285)

Increase (decrease) in cash and cash equivalents	3,664	(2,542)
Cash and cash equivalents, beginning of fiscal year	11,934	15,092

Cash and cash equivalents, end of fiscal period	$15,598	$12,550

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$85	$285
Cash paid (refunded) for income taxes	1,249	(649)

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Oil and Gas Markets segment revenue:
Traditional exploration products	$2,150	$2,582	$8,904	$9,559
Wireless exploration products	11,852	7,890	32,778	17,560
Reservoir products	447	1,873	2,440	4,552

	14,449	12,345	44,122	31,671
Adjacent Markets segment revenue:
Industrial product revenue	5,363	5,674	13,046	14,061
Imaging product revenue	2,871	3,104	9,082	8,997

	8,234	8,778	22,128	23,058
Emerging Markets segment revenue:
Border and perimeter security product revenue	11	—	145	—

Corporate	179	147	476	432

Total revenue	$22,873	$21,270	$66,871	$55,161

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Operating income (loss):
Oil and Gas Markets segment	$(280)	$(4,122)	$451	$(15,552)
Adjacent Markets segment	1,717	1,428	4,350	3,841
Emerging Markets segment	(1,388)	—	(3,760)	—
Corporate	(3,384)	(2,442)	(9,417)	(8,252)

Total operating loss	$(3,335)	$(5,136)	$(8,376)	$(19,963)